EXHIBIT (12)



                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     (Dollar figures expressed in thousands)

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

                                                 Three        Six      Twelve
                                                Months      Months     Months
                                                 Ended       Ended     Ended
                                               June 30,    June 30,   June 30,               Year Ended December 31,
                                               --------    --------   --------               -----------------------
                                                 1998        1998       1998       1997       1996      1995       1994      1993
                                                 ----        ----       ----       ----       ----      ----       ----      ----
   Earnings:
A.  Net Income                                 $ 10,041   $ 29,208   $ 52,347   $ 55,086   $ 56,082   $ 52,722   $ 50,929   $ 50,390
B.  Federal Income Tax                            5,215     15,773     24,357     26,237     31,068     28,687     26,806     27,158
                                               --------   --------   --------   --------   --------   --------   --------   --------
C.  Earnings Before
        Income Taxes                           $ 15,256   $ 44,981   $ 76,704   $ 81,323   $ 87,150   $ 81,409   $ 77,735   $ 77,548
                                               ========   ========   ========   ========   ========   ========   ========   ========
D.  Total Fixed Charges(1)                        7,190     14,197     28,122     27,670     28,277     30,433     32,679     33,820
                                               --------   --------   --------   --------   --------   --------   --------   --------

E. Total Earnings                              $ 22,446   $ 59,178   $104,826   $108,993   $115,427   $111,842   $110,414   $111,368
                                               ========   ========   ========   ========   ========   ========   ========   ========
Ratios of Earnings to Fixed Charges                3.12       4.17       3.73       3.94       4.08       3.68       3.38       3.29


(1)  Includes  a portion  of rent  expense  deemed to be  representative  of the interest factor.
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